Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR FIRST QUARTER OF FISCAL 2011

WALTHAM, Mass., – December 6, 2010 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its first quarter of fiscal year 2011 ended October 31, 2010.

Financial Summary

•	Net revenue of $236.4 million, a decrease of 4.2% from the first quarter of fiscal 2010

•	Revenue from new programs of $28.7 million, an increase of 48.6% from the first quarter of 2010

•	Gross margin as a percentage of revenue of 9.5% compared to 14.6% in the first quarter of fiscal 2010

•	Operating loss of $2.7 million compared to operating income of $11.6 million in the first quarter of fiscal 2010

•	Net loss of $6.7 million, or ($0.15) per share, compared to net income of $8.6 million, or $0.19 per share, in the first quarter of fiscal 2010

•	Non-GAAP operating income of $4.7 million compared to $18.4 million in the first quarter of fiscal 2010

Consolidated Financial Results

“Overall results for the first quarter were in line with our expectations,” said Joseph C. Lawler, chairman, president and chief executive officer of ModusLink Global Solutions. “We saw uneven unit volumes in the supply chain and clients focused on reducing supply chain costs, which affected our revenue and gross margin in the first quarter. However, we continued to see encouraging signs in our business. In particular, revenue from new programs increased 49% compared with the first quarter of last year as a result of our sales and marketing initiatives. In addition, we effectively managed expenses and improved our cost structure to support future profitability.

“Looking forward, we remain encouraged with the quality of opportunities in our pipeline to grow revenue from new programs through existing and new client engagements. In addition, we are continuing to focus on delivering innovative solutions to market, providing the highest levels of client service and effectively managing costs,” continued Lawler.

ModusLink reported net revenue of $236.4 million for the first quarter of fiscal 2011, a decrease of 4.2% compared to net revenue of $246.7 million reported in the first quarter of fiscal 2010. Revenue from new programs for the first quarter of 2011 was $28.7 million, an increase of 48.6% compared to the same period last year. Revenue from the Company’s base business in the first quarter of fiscal 2011 was $207.6 million, a decrease of 8.7% compared to the same period a year ago. Revenue from the base business in fiscal 2011 includes $9.7 million from Tech for Less, which was acquired on December 4, 2009. (1)

Gross profit for the first quarter of fiscal 2011 was $22.4 million, or 9.5% of revenue, compared to $36.0 million, or 14.6% of revenue, in the first quarter of fiscal 2010. The decrease in gross margin as a percentage of revenue was primarily due to unfavorable revenue mix and pricing, including the one-time effects of a previously disclosed price concession for a significant client program.

Operating loss for the first quarter of fiscal 2011 was $2.7 million compared to operating income of $11.6 million in the first quarter of fiscal 2010. The decline was primarily due to lower gross margin and higher restructuring costs compared to the year ago period.

Included in the Company’s operating results for the first quarter of fiscal 2011 were selling, general and administrative expenses of $22.6 million, compared to $23.0 million in the same quarter of fiscal 2010, a reduction of 1.8%. Excluding expenses of $1.3 million related to Tech for Less in the first quarter of fiscal 2011, selling, general and administrative expenses would have been lower by 8.0% compared to the first quarter of fiscal 2010, when such expenses were not present.

Other income (expense) was an expense of $2.7 million in the first quarter of fiscal 2011 compared to an expense of $1.2 million in the first quarter of fiscal 2010. This increase in expense was primarily due to higher foreign exchange transaction losses in the first quarter of 2011 and the impairment of an investment in the @Ventures portfolio.

Net loss for the first quarter of 2011 was $6.7 million, or ($0.15) per share, compared to net income of $8.6 million, or $0.19 per share, for the same period in fiscal 2010.

Excluding net charges related to depreciation, amortization of intangible assets, share-based compensation and restructuring, the Company reported non-GAAP operating income of $4.7 million for the first quarter of fiscal 2011, compared to $18.4 million for the same period in fiscal 2010.

As of October 31, 2010, the Company had working capital of approximately $224.1 million compared to $222.6 million at July 31, 2010 and $248.9 million at October 31, 2009. Included in working capital as of October 31, 2010 were cash, cash equivalents and marketable securities totaling $146.2 million compared to $161.6 million at July 31, 2010 and $174.7 million at October 31, 2009. The Company concluded the quarter with no outstanding bank debt.

For the first quarter of fiscal 2011, net cash used for operating activities was $15.6 million compared to $1.3 million in the same period in 2010. Cash used for operating activities in the first quarter of 2011 reflected the net loss reported during the period and seasonal working capital needs.

“We continued to effectively manage working capital and reduce expenses to improve our cost structure,” said Steven G. Crane, chief financial officer of ModusLink Global Solutions. “Historically, our cash flow has been seasonal with the business typically using cash during the first fiscal quarter as ModusLink and its clients prepare for the holiday period, and generating cash in the second quarter. Based on our business model and effective cost management, ModusLink is capable of generating strong cash flow from operations on an annual basis.”

Outlook

Looking forward, during fiscal 2011 the Company expects that its clients will remain cautious about managing their supply chains given the general uncertainty surrounding consumer spending and the Company expects to experience similar economic-related factors that influenced its financial performance in recent quarters.

For the second quarter of fiscal 2011, the Company expects a single-digit percentage decline in revenue compared to the first quarter of fiscal 2011, which is consistent with the seasonal pattern the Company has experienced in recent years. The Company is encouraged by the progress it is making to increase revenue from new programs and expects that it will continue to show year over year improvement in revenue from new programs in the second quarter.

Stock Repurchase Program Update

During the first quarter of fiscal 2011, the Company repurchased 215,514 shares for aggregate consideration of $1.4 million. These purchases were made in open market transactions under the Company’s stock repurchase program, which was announced on June 8, 2010 and pursuant to which the Company has authorized the repurchase of up to $10 million of common stock over an 18-month period. Under the program, the Company has repurchased $3.4 million of common stock through October 31, 2010. Since initiating its buyback programs in early fiscal 2008, the company has repurchased $56.7 million of ModusLink shares.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2011 first quarter results at 5:00 p.m. ET on December 6, 2010. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK) designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket and e-Business solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We seamlessly integrate these critical functions with global, multichannel e-Business initiatives and aftermarket programs. Backed by a footprint of more than 25 solution centers in 14 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenue. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

(1)	New programs defined as client programs that have been executed for fewer than 12 months. Base business defined as client programs that have been executed for 12 months or more.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the expectation of growing revenue from new program; continued focus and impact of delivering innovative solutions to market, providing the highest levels of client service and effectively managing cost; the expectation of generating strong cash flow from operations on an annual basis; the expectation that clients will remain cautious about managing their supply chain; the expectation that the Company will experience similar economic-related factors that influenced its financial performance in recent quarters and expectations as to revenue performance in the second quarter of fiscal 2011. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility which could affect the final determination of audited operating income and other amounts described in this release; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

Communications Manager

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2010	July 31, 2010

Assets:
Cash and cash equivalents	$145,924	$161,364
Available-for-sale securities	233	270
Accounts receivable, trade, net	186,479	159,768
Inventories, net	80,007	74,096
Prepaid expenses and other current assets	13,488	14,226

Total current assets	426,131	409,724

Property and equipment, net	52,210	52,906
Investments in affiliates	13,103	13,016
Goodwill	16,207	16,207
Intangible assets, net	22,495	24,173
Other assets	10,022	9,760

	$540,168	$525,786

Liabilities:
Current installments of obligations under capital leases	$26	$40
Accounts payable	144,930	132,098
Current portion of accrued restructuring	3,026	2,632
Accrued income taxes	242	48
Accrued expenses	45,971	45,729
Other current liabilities	6,048	4,773
Current liabilities of discontinued operations	1,792	1,791

Total current liabilities	202,035	187,111

Long-term portion of accrued restructuring	665	1,000
Obligations under capital leases, less current installments	23	29
Other long-term liabilities	16,485	15,656
Non-current liabilities of discontinued operations	2,929	3,289

	20,102	19,974
Stockholders’ equity	318,031	318,701

	$540,168	$525,786

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended October 31,
	2010	2009	Fav (Unfav)

Net revenue	$236,379	$246,678	-4.2%
Cost of revenue	214,025	210,664	-1.6%

Gross profit	22,354	36,014	-37.9%

	9.5%	14.6%	-5.1%

Operating expenses:
Selling, general and administrative	22,551	22,958	1.8%
Amortization of intangible assets	1,679	1,372	-22.4%
Restructuring	789	129	-511.6%

Total operating expenses	25,019	24,459	-2.3%

Operating income (loss)	(2,665)	11,555	-123.1%

Other expense	(2,651)	(1,161)	-128.3%

Income (loss) from continuing operations before income taxes	(5,316)	10,394	-151.1%
Income tax expense	1,309	1,881	30.4%

Income (loss) from continuing operations	(6,625)	8,513	-177.8%

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(45)	45	-200.0%

Net Income (loss)	$(6,670)	$8,558	-177.9%

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.15)	$0.19	-178.9%

Income (loss) from discontinued operations	$—	$—	0.0%

Net income (loss)	$(0.15)	$0.19	-178.9%

Shares used in computing basic earnings (loss) per share	43,309	44,806

Shares used in computing diluted earnings (loss) per share	43,309	44,921

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended
	October 31, 2010	October 31, 2009

Net revenue:

Americas	80,823	79,752
Asia	57,498	74,245
Europe	77,698	80,217
All other	20,360	12,464

	$236,379	$246,678

Operating income (loss):

Americas	(3,542)	(1,216)
Asia	4,828	15,361
Europe	588	253
All other	(75)	860

	1,799	15,258
Other reconciling items	(4,464)	(3,703)

	$(2,665)	$11,555

Non-GAAP operating income (loss):

Americas	(1,051)	1,101
Asia	6,840	17,146
Europe	2,067	1,857
All other	712	1,357

	8,568	21,461
Other reconciling items	(3,865)	(3,108)

	$4,703	$18,353

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$4,703	$18,353

Adjustments:
Depreciation	(3,997)	(4,225)
Amortization of intangible assets	(1,679)	(1,372)
Share-based compensation	(903)	(1,072)
Restructuring	(789)	(129)

GAAP Operating income (loss)	$(2,665)	$11,555

Other expense	(2,651)	(1,161)
Income tax expense	(1,309)	(1,881)
Income (loss) from discontinued operations	(45)	45

Net income (loss)	$(6,670)	$8,558

Notes:

Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, share-based compensation, and restructuring.

On August 1, 2010 the Company merged ModusLink OCS with its e-Business solutions operations, which will now be reported in the All Other segment. All prior year segment information has been recast to reflect this change.